Exhibit 99.1

BioCardia Files Pre-Submission for FDA Approval of Helix™ Transendocardial Delivery Catheter for Therapeutic and Diagnostic Agent Delivery to the Heart

Sunnyvale, Calif. – February 10, 2026 - BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reported it has completed its Pre-Submission to FDA under its Q-Submission program for the approval of its Helix Transendocardial Delivery Catheter (“Helix”) for intramyocardial therapeutic and diagnostic agent delivery.

The data supporting safety and effectiveness for the Helix Pre-Submission is from fifteen well-controlled clinical trials of cell and gene therapy delivery to the heart using Helix, where patients were enrolled in three primary cardiac clinical indications. The Helix Pre Submission has been made under the CardiAMP Cell Therapy System FDA Breakthrough Designation, which the Helix underlies. BioCardia seeks to align with FDA on the regulatory pathway and timing for approval in the next 45 days. An application for market clearance could soon follow.

“This Pre-Submission and discussion with FDA should lead to our Helix catheter being the first approved transendocardial delivery catheter system in the United States,” said Peter Altman, PhD, BioCardia’s President and CEO. “FDA clearance of Helix will streamline the future approvals of BioCardia’s autologous and allogeneic cell therapies for the treatment of Heart Failure and Chronic Myocardial Ischemia. Approval should also reduce development risk for biopharmaceutical and biotechnology partners seeking to employ our best-in-class minimally invasive delivery technology for cardiovascular cell, gene, and protein development programs aiming to address enormous unmet medical needs.”

About the Helix Transendocardial Delivery Catheter

The Helix transendocardial delivery catheter is an enabling platform for minimally invasive targeted delivery of therapeutic and diagnostic agents to the heart intramyocardially. It enables agents to be delivered precisely within the heart with superior retention over other therapeutic delivery modalities, and to many regions of the heart that other delivery methods cannot reach. The Helix includes a specialized small distal helical needle which engages the heart tissue from within the chamber of the heart and provides stability within the dynamic beating heart to safely enable agent delivery.

The Helix delivery catheter is intended to be used by interventional cardiologists, electrophysiologists, and cardiac surgeons trained to perform endovascular and transendocardial procedures. In independent reviews of clinical experience with Helix relative to other transendocardial delivery catheters, it has shown superior procedural safety1 and in pre-clinical studies has demonstrated a three-fold increase in effective dosing compared to open surgical access intramyocardial biotherapeutic delivery and eighteen-fold increase compared to intracoronary artery infusion2. The Helix catheter is further enhanced by BioCardia’s FDA approved Morph® DNA™ steerable introducer product, which physicians use to navigate the Helix with superior control in the heart.

About BioCardia

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLO™ allogeneic cell therapies are the Company’s biotherapeutic platforms with three cardiac clinical stage product candidates in development. These therapies are enabled by its Helix™ biotherapeutic delivery and Morph® vascular navigation platforms. For more information visit: www.BioCardia.com.

References:

1.	Raval AN and Pepine CJ. Clinical Safety Profile of Transendocardial Catheter Injection Systems: A Plea for Uniform Reporting, Cardiovasc Revasc Med, 2021.

2.	Mitsutake Y, Pyum WB, Rouy D, et al. Improvement of local cell delivery using Helix Transendocardial Delivery Catheter in a porcine heart, Int Heart J. 2017.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the approval of the Helix Transendocardial Delivery Catheter, delivery partnerships, the efficacy and safety of our products, regulatory timelines, and other statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 26, 2025, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Miranda Peto, Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120